As filed with the Securities and Exchange Commission on April 5, 2002

                                        Registration No. 333-________

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                        -----------------------------
                                  FORM S-3
                        Registration Statement Under
                         THE SECURITIES ACT OF 1933
                        -----------------------------


                              RENTECH, INC.
           (Exact name of Registrant as specified in charter)

              Colorado                                       84-0957421
(State or other jurisdiction of                        (I.R.S. Employer
 Incorporation or organization)                     Identification No.)

                          1331 17th Street, Suite 720
                             Denver, Colorado 80202
                                (303) 298-8008

(Address and telephone number of registrant's principal executive offices)

                          -------------------------

                             Dennis L. Yakobson
                     President and Chief Executive Officer
                                Rentech, Inc.
                           1331 17th St. Suite 720
                           Denver, Colorado  80202
                               (303) 298-8008
          (Name, address and telephone number of agent for service)


                  Copies of all communications and notices to:

                            Loren L. Mall, Esq.
                           Brega & Winters P.C.
                      1700 Lincoln Street, Suite 2222
                          Denver, Colorado  80203
                             Tel: (303) 866-9404

                             --------------------


       Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box.  [   ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box.  [   ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date or dates as the Commission, acting pursuant to said Section 8(a), may determine.

                          -------------------------


                      CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------
Title and                          Proposed     Proposed
Class of                           Maximum      Maximum
Securities        Amount           Offering     Aggregate      Amount of
to be             to be            Price Per    Offering       Registration
Registered        Registered(1)    Unit(2)      Price          Fee
------------      -------------    ---------    -----------    ------------

Common Stock      2,226,500        $0.57        $1,269,105     $116.76

Common Stock
  Underlying
  Warrants          742,167        $0.57        $  423,035     $ 38.92

Common Stock
  Underlying
  Stock Options     300,000        $0.57        $  171,000     $ 15.73

Common Stock
  Underlying
  Convertible
  Promissory
  Notes           4,500,000        $0.57        $2,565,000     $235.98

Total             7,768,667                     $4,428,140     $407.39
----------------------------------------------------------------------------

<F1>  Subject to adjustment pursuant to the anti-dilution provisions of the securities being registered on this Form, as allowed by Rule 416.
<F2>  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on average of the high and low sales prices quoted on AMEX on April 1, 2002, within five days of the filing date.

                 Subject to Completion, Dated April 5, 2002


P R O S P E C T U S

                                  [design]
                                RENTECH, INC.


                               7,768,667 Shares
                                 Common Stock

     We are an alternative fuels and energy company headquartered in Denver, Colorado. Our technology converts gases derived from carbon-bearing materials, either natural gas or liquids or solids, into synthetic liquid hydrocarbons (gas-to-liquids or GTL Technology). The products include clean-burning diesel fuel, naphthas used for making gasoline and certain petrochemicals, and specialty products such as petroleum waxes, petrochemical feedstocks and synthetic lubricant base oils.

     Trades of our common stock are reported on the American Stock Exchange under the symbol RTK.

     The common stock is offered for sale by the selling shareholders identified in this prospectus.

                       ------------------

           YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS
    BEGINNING ON PAGE 7 BEFORE MAKING AN INVESTMENT IN OUR COMPANY

                       ------------------


       Neither the Securities and Exchange Commission nor any state securities commission has approved our common stock or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                               _______, 2002

                              TABLE OF CONTENTS

                                                                    Page
About this Prospectus . . . . . . . . . . . . . . . . . . . . . .    3
Note of Caution Regarding Forward-Looking Statements  . . . . . .    3
Summary  . .. . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Recent Developments  . .... . . . . . . . . . . . . . . . . . . .    5
Other Businesses  ... . . . . . . . . . . . . . . . . . . . . . .    6
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . .   12
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . .   12
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . .   14
Description of Common Stock and Preferred Stock . . . . . . . . .   15
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Where You Can Find More Information . . . . . . . . . . . . . . .   17
Incorporation of Certain Documents By Reference . . . . . . . . .   18


                            ABOUT THIS PROSPECTUS

     This prospectus may be used by our shareholders identified under the heading "SELLING SHAREHOLDERS" with their sale of shares of common stock which they own or acquire from us by the exercise of convertible promissory notes. The Selling Shareholders or their transferees may also sell their shares of common stock by complying with Rule 144 or Rule 144A adopted by the Securities and Exchange Commission (SEC) under the Securities Act of 1933 if the requirements of those rules have been satisfied.

     The Selling Shareholders will receive all of the proceeds from their sales of common stock. We will not receive any proceeds from sales of shares made by them. We would receive proceeds from any exercise of the stock options and warrants that some Selling Shareholders hold.

     This prospectus provides you with a general description of our Company and of our common stock. You should carefully read this prospectus and the documents referred to in this prospectus under the heading "WHERE YOU CAN FIND MORE INFORMATION."

     You should rely only on the information provided in this prospectus or incorporated into this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate after the date of this prospectus.


            NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including information incorporated by reference in it, contains forward looking statements, within the meaning of federal securities laws, about the financial condition, results of operations, plans, objectives, future performance and business of Rentech and its subsidiaries. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our Company's future economic performance, taking into account the information currently available to them. Forward-looking statements are not statements of historical fact.

Forward-looking statements involve risks and uncertainties that may cause our Company's actual results, performance or financial condition to be materially different from the expectations we express or imply in any forward-looking statements. These statements often can be identified by use of the words "may," "will," "expects," "believes," "anticipates," "estimates," "projects," "potential," "approximate," or "continue." Some of the important factors and events that could cause our actual results, performance or financial condition to differ materially from our expectations include:

     --Results of use of our GTL Technology after scaling it up for use in commercial size gas conversion plants;

     --Acceptance by the energy industry of our GTL Technology;

     --Availability of large amounts of capital to us or our joint venturers or licensees to construct and operate plants using our GTL Technology and to implement our business plan;

     --Economic competitiveness of our GTL Technology with other means of producing synthetic liquid hydrocarbons and other fuels; and

     --Other risk factors described in this prospectus and in the documents incorporated by reference, and factors described under the headings, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference.


                                 SUMMARY

     The following summary does not contain all the information that may be important to you in making a decision to purchase the offered securities. For a more complete understanding of us and the offered securities, we encourage you to read the entire prospectus, the prospectus supplement, and the documents incorporated by reference.


                                Overview

     We are engaged in the gas-to-liquids (GTL) business, which is the process of converting gases made from carbon-bearing materials into liquid hydrocarbons. We have developed and own a patented and proprietary process for the conversion of synthesis gas produced from natural gas, coal, refinery bottoms, industrial off-gas and other hydrocarbon feedstocks into clean-burning sulfur-free, and aromatic-free alternative fuels, naphthas and waxes. The ability of our GTL technology (Rentech GTL Technology) to convert this broad range of materials is one important advantage of our technology compared to other GTL technologies. Our patented, iron-based catalyst provides several other advantages that reduce the costs of Rentech GTL Technology. Based on successful demonstrations of our technology, we believe it is ready for use on a commercial basis in the proper circumstances. While there are no commercial-scale GTL process plants that use Rentech GTL Technology now in existence, we believe there is the potential for the use of Rentech GTL Technology in a significant number of plants around the world. This opportunity stems from the growing, worldwide demand for energy, especially environmentally clean energy, and large supplies of available feedstocks for our process.

     In some instances, we may invest with others to acquire equity interests in plants that would use our technology.

     The focus of our business is licensing the Rentech GTL Technology to oil and gas companies, owners of other reserves of carbon-bearing feedstocks, operators of industrial gas plants, and other members of the energy industry. We grant licenses in exchange for license fees and ongoing royalties to be charged for each barrel of liquid hydrocarbons produced by process plants that use Rentech GTL Technology. After we grant a license, our licensees are responsible for financing, constructing and operating their own plants to use the licensed technology. They must also acquire their own feedstock and sell the products that their plants produce.

     In October 1998, we granted a license to Texaco Energy Systems, Inc., now a division of ChevronTexaco Corporation, for exclusive use of Rentech GTL Technology in plants where solid and liquid hydrocarbons are used as feedstock. Texaco Energy Systems, Inc. (Texaco) also has the right to grant sublicenses for this use. We retained rights to grant licensees to others for natural gas feedstocks, which includes industrial off-gases. Examples of the types of solids and liquid feedstocks that Texaco could process under our license are liquids such as heavy crude oil and refinery byproducts and solids like coal and petroleum coke. In addition, we granted Texaco a non-exclusive license to use the technology in plants that use natural gas as feedstock. Texaco's non-exclusive license does not include the right to grant sublicenses to third parties.

     In connection with the Rentech GTL Technology, we are also providing engineering designs and technical services, under contract, for Texaco and some of our other licensees and potential licensees. They are using this information to consider the feasibility of constructing one or more plants to use our technology.

     We intend to continue providing engineering design and technical services for our licensees when they design and construct their plants. To assist our licensees, we may also contract to provide our operational support services during startup of licensed plants. In addition, we may reserve the right to contract for the engineering and supply of the synthesis gas conversion reactors that are essential for use of the Rentech GTL Technology. The reactors must be specially configured for each plant according to the composition of the synthesis gas to be converted and the throughput desired. When plants are constructed and in operation, we will sell our patented catalyst, which is a necessary component of our conversion process, to our licensees.

     We have granted several licenses in exchange for license fees. Our licensees are in various stages of evaluating the Rentech GTL Technology, seeking financing, and planning how to proceed. Because there are no process plants now in operation that use the Rentech GTL Technology, we are not receiving royalties from production of liquid hydrocarbons or revenues from sales of our catalyst. We are, however, receiving advance royalty payments from Texaco as required by our license to it.


                           Recent Developments

     On February 25, 2002, we issued convertible promissory notes for a total of $2,250,000. The notes bear interest at 8.5% per annum, and are payable in equal monthly installments of principal and interest totaling

$19,526 per month. The remaining unpaid balances of the notes are due on February 25, 2006. The notes are convertible into no more than 4,500,000 shares of common stock, less two shares for every dollar of principal paid in the form of money. During the first year following the date of the notes, if the market price of the common stock is $.50 per share or more, the note holders may convert part or all of the principal balances into common stock at the rate of $.50 of indebtedness per share. After the first year, one thirty-sixth of the declining principal balance will be automatically converted on the first of each month into common stock at the rate of $.50 of indebtedness per share. If the average daily market price for the seven trading days preceding the conversion date is less than $.50 per share, the difference between that average and $.50 per share will be multiplied by the number of shares issued in that conversion, and the resulting dollar amount will be added to the principal balance of the applicable note. At any time following the first anniversary date of the notes, the lenders may convert part or all of the remaining principal balances into common stock at a conversion price of $.50 of indebtedness per share. No conversion of this type may be made if the market price is less than $.50 a share on the conversion date. We are obligated to register the shares of common stock to be acquired upon conversion of the indebtedness with the Securities and Exchange Commission.

     We issued stock options to Rex A. Johnson and DSN Enterprises Ltd. for the purchase of 75,000 and 225,00 shares of our common stock, respectively, in exchange for financial consulting services. The stock options expire on March 31, 2005. The exercise prices of the options range between $0.55 and $0.65.

     We completed a private placement of our common stock in March 2002. We placed 2,226,500 shares with accredited investors for cash proceeds of $.50 per share, for a total of $1,113,250. We paid commissions of five percent of the cash proceeds to placement agents. We also issued stock purchase warrants to the placement agents for the purchase of 742,167 shares of our common stock. The exercise price of the warrants is $1.00 per share. The warrants expire on March 10, 2005. We are obligated by registration rights agreements to register the shares of common stock sold in the private placement as well as the shares subject to the stock purchase warrants.


                            Other Businesses

     An important part of our business strategy has been to acquire other businesses to generate revenues to help support our core business related to the Rentech GTL Technology during the period before its commercial use is established. We have acquired interests in other businesses, not related to gas-to-liquids. We own 100 percent of OKON, Inc. and Petroleum Mud Logging, Inc. and 56 percent of REN Corporation. We also own interests in several advanced technologies through ownership of an interest in INICA, Inc.


     Okon, Inc.

     Okon has been engaged in the business of manufacturing and marketing water-based wood stains, concrete stains, concrete block pluggers and other water repellent sealers on a wholesale basis since 1973. We acquired this business, located in Denver, in 1997. The coatings produced and sold by OKON are biodegradable and environmentally clean because of their reduced content of volatile organic compounds (VOCs).


     Petroleum Mud Logging, Inc.

     In June 1999, we entered into the business of providing well logging services to the oil and gas industry. We conduct this oil field services business as Petroleum Mud Logging, Inc. The business, located in Oklahoma City, Oklahoma, has been in operation since 1964. Through state of the art instruments, the logging equipment measures traces of gases and water throughout the depth of a well hole by analyzing the drilling mud recovered from the well as drilling progresses. The results are rapidly transmitted to customers by either land lines or satellite uplink. The mineral owners use this information to detect the presence of oil and gas deposits in underground formations and to direct the drilling.


     REN Corporation.

     We acquired 56% of the outstanding stock of REN Corporation, as of August 1, 2001. REN has been in business in Stillwater, Oklahoma since 1979. REN manufactures computer-controlled testing equipment systems and sells them on a custom-order basis to industrial manufacturers. The manufacturers use REN's industrial automation systems for managing quality control and increasing their manufacturing productivity. The products the customers produce with REN's systems include automatic hydraulic pumps, valves and actuators; diesel fuel injection pumps; transmissions; automatic hydraulic presses; and hydraulic hose assemblies. REN's primary market has been automated test equipment for the fluid power industry.


     Advanced Technologies; Inica, Inc.

     We own 10% of INICA, Inc., formerly ITN Energy Systems, Inc. INICA has interests in several advanced technologies. We have agreed in principle to exchange our interest in INICA, Inc. for 3.5% in a holding company that is to own 100% of two companies called Global Solar Energy, Inc. and Infinite Power Solutions, Inc., and all of two other advanced technologies under development, ceramic membranes and fuel cells. Global Solar Energy manufactures photovoltaic solar electric power panels, and Infinite Power Solutions, Inc., is commercializing solid state, rechargeable lithium batteries based on thin-film technology.


                               RISK FACTORS

     --Lack of Profitable Operations: History of Losses. We have a history of operating losses and have never operated at a profit. From our inception on December 18, 1981, through December 31, 2001, we have incurred losses in the amount of $25,571,028. For the year ended September 30, 2001, and the quarter ended December 31, 2001, our net losses were $6,770,707, and $1,307,071, respectively. If we do not operate at a profit in the future, we may be unable to continue our operations at the present level. Ultimately, our ability to maintain our present level of business will depend upon earning a profit from operation of the Rentech GTL Technology. Our ability to do so has not been demonstrated. Our inability to generate a profit in the future may result in impairment charges on goodwill and other intangible assets.

     --Successful Operation of Plants Using Rentech GTL Technology Not Assured. The successful use of Rentech GTL Technology largely depends upon our ability and that of our licensees to design, construct and operate plants using the technology on a commercial scale. Successful commercial use of plants using our technology depends upon a number of factors. These include, among others, constructing plants that are properly designed by the user for the chemical composition of the feedstock obtained for the plant; the amount and quantity of the feedstock; the availability and cost of construction financing; mechanical adequacy of the plant equipment and machinery, whether related or unrelated to the Rentech GTL Technology; costs no higher than expected to separate the catalyst from waxes produced in the gas conversion process; availability and adequacy of roads, utilities, worker housing and other infrastructure, as required, at the plant site; the plant operator's management and skills; operating circumstances; and other conditions that we may not anticipate or control.

     --Economic Use of Rentech GTL Technology Not Assured. Our ability to benefit from the Rentech GTL Technology depends upon economic operation of plants that use the technology on a commercial scale. Whether our technology can be profitably operated depends upon several factors. These include adequate quantities of low-cost feedstock, the availability and cost of construction financing, the economic efficiency of the technology, and market demand for the end products at profitable prices. Those qualifies, especially the economic performance of the technology, have not been established in a commercial-scale plant. Poor economic results at plants using Rentech GTL Technology would adversely impact our operating results and financial condition by depressing or eliminating our potential income from the technology.

     --Lack of Adequate Capital to Exploit Rentech GTL Technology. The capital cost of gas conversion plants and natural gas fields or other sources of feedstock that would use Rentech GTL Technology requires more capital than is available to us or to many of our potential licensees. These limitations have slowed and will continue to delay use of the technology and resulting revenues to us. Significant delays may occur before we realize substantial revenues, if any, from operating plants.

     --Working Capital. At December 31, 2001, we had working capital of $820,707 as compared to a working capital of $1,412,195 at September 30, 2001. The decrease in working capital is primarily due to the use of cash for operations, investing activities and payments on long-term debt. If we are not able to improve our working capital position, we may not be able to implement our plan to commercialize the Rentech GTL Technology or to maintain our operations at the current level.

     --Need for Additional Financing. To raise capital, we have previously issued shares of our common stock, as well as options and warrants to purchase additional shares of common stock. See the previous section called Recent Developments. We have expended and will continue to expend substantial funds to research and develop our technologies, especially the Rentech GTL Technology, and to invest in gas-to-liquids projects. We intend to seek additional debt and equity financing in the capital markets. There can be no assurance that additional financing, when required, will be available or on terms acceptable to us. If adequate funds are not available, we may be required to delay or to eliminate expenditures for some capital projects or to license to third parties the rights to commercialize additional products or technologies that we would otherwise seek to develop ourselves. We may also obtain additional funds through equity and debt project financing and collaborative or other arrangements with joint venture partners and others. If additional funds are raised by issuing equity securities, further dilution to investors may occur. The board of directors of the Company is currently empowered, without stockholder approval, to issue and has issued preferred stock with dividend, liquidation, conversion, voting and other rights that could adversely affect the voting power, equity ownership and other rights of the holders of Rentech's common stock.

     --Success of the Rentech GTL Technology Depends Upon Licensees. We do not have adequate capital to finance, construct and operate our own commercial plants. Successful use of the Rentech GTL Technology therefore depends upon obtaining financing through joint ventures or use by licensees with adequate financing. We will receive royalties and other revenues from operations only from plants that operate successfully and economically. Under the license agreements that we offer, our licensees are responsible for obtaining sources of feedstock, conducting feasibility studies, recruiting personnel who are skilled in conversion plants, obtaining governmental approvals and permits, obtaining sufficient financing on favorable terms for the large capital expenditures required; possibly constructing infrastructure if not otherwise available at the plant site; designing, constructing and operating the plant; marketing the products; and performing other significant tasks. The ability of any licensee to accomplish these requirements, and the efforts, resources and timing schedules to be applied by a licensee, will be controlled by it. If licensees do not proceed with plants using the Rentech GTL Technology or do not successfully operate plants, we would not benefit from the technology.

     --Competitiveness of the Rentech GTL Technology Not Assured. The development of gas-to-liquids technology is highly competitive. The Rentech GTL Technology is based on Fischer-Tropsch processes that have been used by several others in synthetic fuel projects during the past 60 years. Historic experience has indicated that most of these applications of the established processes were not an economic means to create synthetic fuels. Because of increasing worldwide demand for fuels and other products of the gas-to-liquids technology, as well as the large quantities of carbon bearing gas, liquid and solid materials available as feedstock, there are economic incentives to develop and achieve significant market penetration for successful Fischer-Tropsch technology. Several major integrated oil companies, as well as several smaller companies, have developed or are developing competing technologies. Each of these companies, especially the major oil companies, have significantly more financial and other resources than we do to spend on developing, promoting and using their technology. The U.S. Department of Energy has also sponsored a number of research programs in Fischer-Tropsch technology, some of which might potentially lower the cost of processes that compete with the Rentech GTL Technology. There are no assurances that these companies, the Department of Energy, or others will not develop technologies that will be more commercially successful or better accepted in the industry than our technology or that will render it obsolete.

     --No Assurance of Industry Acceptance of Technologies. As is typical in the case of new and rapidly evolving technologies, including the Rentech GTL Technology and the advanced technologies in which we have an interest, demand and industry acceptance are subject to high levels of uncertainty. If the applicable industries fail to accept any of these technologies, especially the Rentech GTL Technology, whether due to unsuccessful use or their novelty, or for other reasons, or acceptance develops more slowly than expected, our business, operating results and financial condition will be materially adversely affected.

     --Operating Hazards of Plants Using the Rentech TL Technology. Plants that use the Rentech GTL Technology process carbon-bearing materials, including natural gas, into synthesis gas. Some plants will require the use of oxygen producing systems to convert the feedstock into synthesis gas. These gases, especially oxygen, are highly flammable and explosive. Severe personal injuries and material property damage may result. If such accidents did occur, we could have substantial liabilities and costs. We are not insured for these risks. Furthermore, accidents of this type would likely adversely affect operation of existing as well as proposed plants by increasing costs for safety features. Widespread market acceptance of the Rentech GTL Technology could be delayed by this situation.

     --Dependence Upon Key Personnel. Our success in implementing our business plan is substantially dependent upon the contributions of our executive officers and key employees. The individuals include Dr. Charles B. Benham, Dr. Mark S. Bohn, and Dennis L. Yakobson, each of whom has jointly and individually invented various aspects of the Rentech GTL Technology. At this stage of our development, economic success of the Rentech GTL Technology depends upon several factors, including design of conversion plants and their startup to achieve optimal plant operations. That effort requires knowledge, skills, and relationships unique to our key personnel. Moreover, to successfully compete, we will be required to engage in continuous research and development regarding processes, products, markets and costs. Loss of the services of the executive officers or other key employees could have a material adverse effect on our business, operating results and financial condition. We do not have key man life insurance.

     --New Business Risks Associated With Entry into Advanced Technology Business. The likelihood of success of our minority ownership interests in advanced technologies must be considered in view of the problems, expenses, difficulties, complications and delays frequently encountered with starting up new businesses, especially those based on complex technologies. These factors include the development of new technologies and the marketing of new products. We have no control over these developments. We have no history of operations in these lines of business upon which to evaluate prospects for future operating or financial success in these lines. Success in these businesses is not assured.

     --Risk of Technological and Regulatory Change. The market for advanced technology products is characterized by rapidly changing technology, new legislation and regulations, and evolving industry standards. The introduction of products embodying new technology, the adoption of new legislation or regulations, or the emergence of new industry standards could render our technologies and future products, if any, obsolete and unmarketable. Our success and growth will depend, in part, upon our ability to anticipate changes in technology, market needs, laws, regulations, and industry standards; to continue to attract, retain and motivate qualified personnel; and to successfully develop and introduce new and enhanced products on a timely basis. We will need to devote a substantial amount of our efforts and capital to research and development as well as to sales and marketing.

     --Limitations on Protection of Intellectual Property. We rely on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect our intellectual property rights in our various lines of business. Our success may depend on our ability to establish, protect and enforce intellectual property rights with respect to our patented technologies and proprietary rights and to successfully defend against any claims of infringement. Our ability to protect and enforce our intellectual property position involves complex legal, scientific and factual questions and uncertainties. If we are not able to protect our proprietary rights, the value of our technologies would be severely limited.

     --Foreign Operations. We expect that a substantial part of the use of our Rentech GTL Technology will occur in foreign countries. The additional risks of foreign operations include rapid changes in political and economic climates; changes in foreign and domestic taxation; lack of stable systems of law in some countries; susceptibility to loss of protection of patent rights and other intellectual property rights; expatriation laws adversely affecting removal of funds; fluctuations of currency exchange rates; nationalization of property; civil disturbances; war and other disruptions affecting operations. International operations and investments may also be negatively affected by laws and policies of the United States affecting foreign trade, investment and taxation. Any of these events could adversely impact our operating results and financial condition.

     --No Expectation of Dividends on Common Stock. We have not paid dividends on our common stock since our inception in 1981. We currently intend to retain any earnings for the future operation and development of our business and do not anticipate paying dividends in the foreseeable future. Any future dividends may be restricted by the terms of outstanding preferred stock and other financing arrangements then in effect.

     --Limited Trading Market. Rentech's common stock is traded on the American Stock Exchange. There are no assurances that the market for the common stock will be sustained or provide liquidity for investors who wish to sell, or that investors will be able to sell their common stock at any price. Future trading prices of the common stock will depend upon many factors including, among others, prevailing market conditions and our operating results.

     --Fluctuations in Quarterly and Annual Results. We have in the past, and expect in the future, to experience significant fluctuations in quarterly and annual operating results caused by the unpredictability of many factors. These variations may include differences in actual results of operations from results expected by financial analysts and investors, the demand for licenses of the Rentech GTL Technology, timing of construction and completion of plants using our technology, success in operating plants, receipt of license fees and engineering fees and royalties, improvements or enhancements of gas-to-liquids technology by us and our competitors, economic use of our technology in commercial plants, changes in oil and gas market prices, the impact of competition by other technologies and energy sources, and general economic conditions. We believe that period-to-period comparisons of our results of operations may not necessarily be meaningful and should not be relied upon as indications of future performance. Some or all of these factors may cause our operating results in future fiscal quarters and years to be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to be materially adversely affected.

     --Deterrence of Tender Offers by Fair Price Provisions. Our Articles of Incorporation include provisions that may make it more difficult for a third party to acquire control of our Company. These provisions include grouping of the board of directors into three classes with staggered terms; a requirement that directors may be removed without cause only with the approval of the holders of 66-2/3% of the outstanding voting power of our capital stock; and a requirement that the holders of not less than 66-2/3% of the voting power of our outstanding capital stock approve certain business combinations of the Company with any holder of more than 10% of the voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the board of directors or unless certain minimum price and procedural requirements are met. We also have a shareholder rights plan that authorizes issuance to existing shareholders of substantial numbers of preferred share rights or shares of common stock in the event a third party seeks to acquire control of a substantial block of our common stock. These provisions could deter a third party from tendering for the purchase of some or all of our stock and could have the effect of entrenching management.


                             USE OF PROCEEDS

     The proceeds from sale of the shares being offered by Selling Shareholders will be for their account, and we will not receive any proceeds from sales of common stock by them.

     We expect to apply any proceeds we receive from the exercise of the stock options and stock purchase warrants described in this prospectus, over the next two years, to further development of the Rentech GTL Technology, investments in projects to use the technology, and working capital. There is no assurance that the stock options and stock purchase warrants will be exercised or that we will be able to sell any additional shares of common stock.

     The previous information as to the use of the net offering proceeds represents our best estimate based upon current conditions as to how the net proceeds, if any, would be used. We reserve the right to revise the application of the net proceeds. Any amounts not used for these purposes will be used for general corporate purposes.


                           SELLING SHAREHOLDERS

     This prospectus may be used by the Selling Shareholders identified in this section who may be entitled to reoffer and resell of our common stock under circumstances requiring the use of a prospectus. No person will be authorized to use this prospectus for an offer of common stock unless we agree.

     The Selling Shareholders have purchased common stock from us. They may also have acquired from us either stock options or stock purchase warrants which may be exercised to purchase from us additional shares of our common stock. Some of the Selling Shareholders may be subject to agreements with us that prohibit immediate sales of their common stock.

     The common stock and options and warrants to purchase common stock were issued by the Company in transactions that we reasonably believe to be exempt from the registration requirements of the Securities Act of 1933, as amended, to persons we reasonably believe to be "accredited investors" (as defined in Rule 501(a) of the Securities Act of 1933, as amended). The common stock owned by the Selling Shareholders and some of the shares of common stock underlying their stock options and warrants are being offered by the Selling Shareholders identified in the following table.

                                                                       Number of Shares
                                                                       to be Beneficially Owned
                                                        Number of      On Completion of the
Name of                        Number of Shares         Shares That    Offering
Selling                        Beneficially Owned       May Be                                 % of
Shareholder                    Record       Indirect    Offered        Record      Indirect    Class
-----------------              ------       --------    ----------     ------      --------    -----
Fred H. Albert                   137,000        ---         50,000         87,000    --            *
Sherry Anderson                    ---          9,000        9,000(1)       --       --            *
Jeffrey T. Benz                   50,000        ---         50,000           -       --            *
Michael F. Boyd                  238,000        ---        150,000         88,000    --            *
C. David Callaham              3,805,350    1,597,103      400,000      3,405,350    1,597,103     7.0%
Robert E. Coker                   51,700        ---         37,300(1)      14,400    --            *
J. Patrick Driver                  ---          1,000        1,000(1)       --       --            *
DSN Enterprises, Ltd.       .      ---        438,333      258,333(2)        -         180,000     *
Max Gould                         30,000       17,500       17,500(1)      30,000    --            *
HKL FIN, LLC                       ---         67,500       67,500(1)       --       --            *
Jeffrey Holcomb                    ---        144,125      144,125(1)       --       --            *
Robert D. Hoover                  20,000        6,667       26,667(3)        -       --            *
Leslie N. Johnson                165,000        ---        100,000         65,000    --            *
Rex A. Johnson                    75,000       75,000       75,000(4)      75,000    --            *
Lo Family Ltd. Partnership     1,200,000        ---        400,000        800,000    --            1.1%
Donna Maxwell                      ---        266,667      266,667(1)       --       --            *
Mid South Capital, Inc.            ---         48,042       48,042(1)        -       --            *
B.R. Moore                        45,000        ---         45,000           -       --            *
B.R. Moore Construction           53,000        ---         53,000           -       --            *
Neidiger Tucker Bruner, Inc.       ---        133,333      133,333(1)        -       --            *
Stanley E. Norfleet               32,000        ---         25,000          7,000    --            *
Linda D. Nye                     100,000      100,000      100,000           -         100,000     *
Craig K. Olson                    25,000        ---         25,000           -       --            *
Portland Fixtures Ltd.
  Partnership                    627,256    4,100,000    4,100,000(5)     627,256    --            *
Ron Sanchez                        ---         15,000       15,000(1)       --       --            *
Robert F. Schroepfer             570,000        ---        200,000        370,000     -            *
Barry Shemaria                    20,000        ---         20,000           -       --            *
David L. Simpson                 300,000        ---        270,000         30,000    --            *
Karl Smith                       110,000        ---         60,000         50,000    --            *
Sunup, Inc.                       61,700        ---         61,700          --        -            *
Richard Taxman                   300,000        ---         20,000        280,000    --            *
William H. and Annie L. Tobey    250,000        ---         50,000        200,000    --            *
Elliot Upchurch                   39,500        ---         39,500           -       --            *
Hawley A. and Joeann Woods       120,000        ---         50,000         70,000    --            *
David Zimel                        ---        827,256      200,000(5)        -         627,256     *
Louis Zimel                      326,000      827,256      200,000(5)     326,000      627,256     *
     Total:                                              7,768,667

*Less than 1%.
(1)  Shares subject to warrants to purchase common stock at $1.00 per share expiring March 10, 2005.
(2)  Includes 33,333 shares subject to warrants to purchase common stock at $1.00 per share expiring
     March 10, 2005, 225,000 shares subject to stock options for purchase at $.55 to $.65, expiring
     March 31, 2005.
(3)  Includes 6,667 shares subject to warrants to purchase common stock at $1.00 per share expiring
     March 10, 2005.
(4)  Subject to stock options for purchase at $.55 to $.65 per share, expiring March 31, 2005.
(5)  Shares subject to convertible promissory notes to convert the indebtedness into common stock in this number of shares at $0.50 of indebtedness per share expiring February 25, 2006.


        To the knowledge of the Company, none of the Selling Shareholders nor any officers, directors or employees of a Selling Shareholder have held any office, position or other material relationship with the Company, its predecessors or affiliates during the past three years; except that the holders of the stock purchase warrants and stock options listed in the previous table have served, and may continue to serve, as financial consultants to the Company or as placement agents for the Company's private placement of its securities.

       Each Selling Shareholder has represented that he or it purchased the common stock for investment and with no present intention of
  distributing   or reselling it unless registered for resale.  However,
  in recognition of the fact that holders of restricted securities may wish to be legally permitted to sell their common stock when they deem appropriate, we have filed with the SEC a registration statement, of which this prospectus forms a part, for use with the resale of the common stock from time to time in the market or in privately negotiated transactions. We have agreed to prepare and file amendments and supplements to the registration statement and to use our best efforts to obtain effectiveness of the registration statement. We have also agreed to keep the registration statement effective until all the common stock offered with use of this prospectus has been sold, until the common stock is no longer, by reason of Rule 144 or Rule 144A adopted by the SEC or any other rule of similar effect, required to be registered for sale by the Selling Shareholders.

       Certain of the Selling Shareholders, their associates and affiliates may from time to time be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of business.


                            PLAN OF DISTRIBUTION

       The common stock offered by the Selling Shareholders may be sold from time to time directly to purchasers. Alternatively, the Selling Shareholders may from time to time offer the common stock to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or the purchasers of common stock for whom they may act as agents. The Selling Shareholders and any underwriters, broker/dealers or agents that participate in the distribution of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the common stock by them and any discounts, commissions, concessions or other compensation received by any of them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

       The common stock offered by the Selling Shareholders may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. The sale of the common stock may be effected in transactions (which may involve crosses or block transactions) (i) on any national or international securities exchange or quotation services on which the common stock may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount and type of common stock being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers of agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. Selling Shareholders may also sell their common stock pursuant to Rule 144 or Rule 144A under the Securities Act of 1933 if the requirements for the availability of such rules have been satisfied.

       To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the common stock may not be offered or sold unless it has been registered or qualified for sale in those jurisdictions or an exemption from registration or qualification is available and satisfied.

       The Selling Shareholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Those provisions may limit the timing of purchases and sales of any of the common stock by the Selling Shareholders. These limitations may affect the marketability of the common stock.

       All expenses of the registration of the common stock will be paid by the Company. This includes without limitation, SEC filing fees and expenses in compliance with state securities or "blue sky" laws; but the Selling Shareholders will pay all underwriting discounts and selling commissions, if any. The Selling Shareholders will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act of 1934, or will be entitled to contribution in connection therewith.


                 DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

       The authorized capital stock of Rentech consists of 100,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $10 par value per share. A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding shares of common stock. Once a quorum is established, action of a routine nature may be taken by a majority of the shares represented in person or by proxy at the meeting. Most major corporate transactions such as mergers, consolidations, sales of all or substantially all assets, and certain amendments to the articles of incorporation require approval by the holders of two-thirds of the issued and outstanding shares of common stock entitled to vote. Our board of directors is authorized to issue shares of common stock and preferred stock without approval of shareholders. Shares of preferred stock may be issued in one or more series, the terms of which will be determined at the time of issuance by the board of directors without any requirement for shareholder approval. These rights may include voting rights, preferences as to dividends, and upon liquidation, conversion and redemption rights, and mandatory redemption provisions pursuant to sinking funds or otherwise.

       The board of directors has authority to issue additional shares of common stock, warrants and options to purchase common stock, and preferred shares convertible into shares of common stock. The board of directors has recently issued securities, including convertible promissory notes and warrants to purchase additional shares of common stock. See the previous section called "Recent Developments." Conversion of the promissory notes and exercise of the warrants now issued and others that may be issued, and issuance of additional shares of common stock or preferred stock convertible into common stock, would reduce the percentage ownership held by those who purchase shares of the common stock in this offering. That would also dilute the book value of those purchasers and others who are then shareholders.

       Our Articles of Incorporation contain several provisions that may make a takeover of the Company by a third party more difficult. These provisions include: (i) classification of its Board of Directors into three classes as nearly equal in size as practicable, with the members of only one class to be elected annually for a three-year term; (ii) directors may be removed without cause only with the approval of the holders of two-thirds of the outstanding voting power of all capital stock of the Company; (iii) special meetings of shareholders may be called only by the president, directors, or affirmative vote of 10% or more of the voting power of the outstanding capital stock of the Company; and (iv) approval by the holders of two-thirds of the voting power of the outstanding capital stock of the Company is required for certain business combinations of the Company with any holder of more than 10% of such voting power or an affiliate of any such holder unless the transaction is either approved by at least a majority of the uninterested and unaffiliated members of the Company's board of directors or unless certain minimum price and procedural requirements are met designed to assure that all shareholders of the Company receive a fair price for their shares.

       We also have a shareholder rights plan that authorizes issuance to existing shareholders of substantial numbers of preferred shares rights or shares of common stock in the event a third party seeks to acquire control of a substantial block of our common stock. These provisions could deter an offer by a third party for the purchase of some or all of our outstanding securities and could have the effect of entrenching management. Pursuant to the shareholder rights plan, we amended our Articles of Incorporation to authorize the issuance of rights to 500,000 shares of Series 1998-C Participating Cumulative Preferred Stock. In the event that a person acquires 15% or more of the shares of our common stock, the holders of common stock at that time have the right to receive 1/100 of a share of Series 1998-C Participating Cumulative Preferred Stock for each share of common stock owned by such person. The holders of this preferred stock are entitled to dividends in the event that we declare a dividend or distribution on the common stock. The holders of the Series 1998-C Participating Cumulative Preferred Stock would be entitled to vote on all matters submitted to a vote of our shareholders. Whenever dividends on the Series 1998-C Participating Cumulative Preferred Stock are in arrears for six quarterly dividends, the holders of such stock (voting as a class) would have the right to elect two directors. While shares of our Series 1998-B Preferred Stock are outstanding, no dividends may be paid on the common stock unless dividends on the those preferred shares have been paid. No shares of common stock may be purchased or funds set aside for that purpose by us except in amounts of less than $100,000 per year until all cumulative dividends have been paid in full. No share rights or shares of common stock have been issued under the Shareholder Rights Plan.

       The shares of common stock covered by this prospectus are fully paid and nonassessable. Holders of common stock have no preemptive rights. Each stockholder is entitled to one vote for each share of common stock held of record by such stockholder. Shareholders have no right to cumulate votes for election of directors. Upon liquidation of the Company, the assets then legally available for distribution to holders of the common stock will be distributed ratably among those shareholders in proportion to their stock holdings. Holders of common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available for dividends.

                                LEGAL MATTERS

       Brega & Winters, P.C., 1700 Lincoln Street, Suite 2222, Denver, Colorado 80203 has rendered an opinion as to the legality of the common stock subject to this prospectus. A lawyer associated with Brega & Winters P.C. beneficially owns 283,052 shares of the Company's common stock.

                                    EXPERTS

       The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

       All dealers effecting transactions in the shares offered by this prospectus---whether or not participating in the offering---may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions, if any.


                     WHERE YOU CAN FIND MORE INFORMATION

       We have filed a registration statement on Form S-3 with the SEC relating to sales of the shares of common stock identified in this prospectus. This prospectus is part of that registration statement, but the registration statement also contains additional information and exhibits. We also file proxy statements, annual, quarterly and special reports and other information with the SEC. You may read and copy (upon the payment of fees charged by the SEC) any document that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1 (800) SEC-0330 for further information about the Public Reference Room. Our filings are also available at the SEC's Internet website at http://www.sec.gov. Our Internet address is http://www.rentechinc.com.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to incorporate documents in this prospectus by reference. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the documents containing such information. All information incorporated by reference is part of this prospectus until it is updated by future filings with the SEC. Those future filings are considered to automatically update this prospectus. We incorporate by reference into this prospectus the documents listed in the following table:

  Our SEC Filings                      Period
  ---------------                      ------
  Annual Report on Form 10-K           Year ended September 30, 2001
  Quarterly Report on Form 10-Q        Quarter ended December 31, 2001
  Current Reports on Form 8-K          Form 8-K dated October 29, 2001
                                       Form 8-K dated April 4, 2002

       We also incorporate by reference additional documents that we may file between the date of this prospectus and the termination of the offering made by use of this prospectus. These documents include periodic reports such as Annual Reports on Forms 10-K, Quarterly Reports on Forms 10-Q, Current Reports on Form 8-K, and other reports filed with the SEC, as well as proxy statements.

        You can obtain any of the documents incorporated by reference in this prospectus from us, other than exhibits to those documents unless the exhibit is specifically incorporated by reference into this prospectus as an exhibit. You can obtain documents incorporated by reference in this prospectus from us by requesting them in writing or by telephoning us at the following address and telephone number:

                                Investor Relations
                                  RENTECH, INC.
                           1331 17th Street, Suite 720
                              Denver, Colorado 80202
                                  (303) 298-8008

       To ensure timely receipt of documents that you request, you should make any request to us at least five business days prior to the date you need them. We will mail materials to you by first class mail, or another equally prompt means, within one business day after we receive your request.

                                 (2 columns)

                                  RENTECH, INC.


                                    [design]


                                 7,768,667 Shares
                                   Common Stock

                           P  R  O  S  P  E  C  T  U  S

                              _______________, 2002

       Prospective investors may rely only on the information contained in this prospectus. Neither Rentech, Inc. nor any underwriter has authorized anyone to provide any other information. This prospectus is not an offer to sell to---nor does it seek an offer to buy---these securities from any person in any jurisdiction in which it is illegal to make an offer or solicitation. The information here is correct only on the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

       No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus. Persons who come into possession of this prospectus in jurisdictions outside the United States must inform themselves about and observe any restrictions on this offering and on the distribution of this prospectus in that jurisdiction.

       All dealers effecting transactions in the shares offered by this prospectus - whether or not participating in the offering - may be required to deliver a copy of this prospectus. Dealers may also be required to deliver a copy of this prospectus when acting as underwriters and for their unsold allotments or subscriptions, if any.



                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

  Item 14.  Other Expenses of Issuance and Distribution.
  Registration Fee - Securities and Exchange Commission            $   407.39
  Legal Fees and Disbursements*                                     26,600.00
  Accounting Fees and Disbursements*                                 7,500.00
  Legal Fees and Expenses in Connection with Blue Sky Filings*       4,000.00
  Miscellaneous*                                                       400.00
                                                                   ----------
       Total                                                       $38,907.39
                                                                   ==========
  --------------

  * Estimated.

  Item 15.  Indemnification of Directors and Officers.

        The only charter provision, bylaw, contract, arrangement or statute under which any director, officer or controlling person of Registrant is insured and indemnified in any manner as such is as follows:

        (a) Registrant has the power under the Colorado Business Corporation Act to indemnify any person who was or is a party or is threatened to be made a party to any action, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee, fiduciary, or agent of Registrant or was serving at its request in a similar capacity for another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith if he acted in good faith and in a manner he reasonably believed to be in the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In case of an action brought by or in the right of Registrant such persons are similarly entitled to indemnification if they acted in good faith and in a manner reasonably believed to be in the best interests of Registrant but no indemnification shall be made if such person was adjudged to be liable for negligence or misconduct in the performance of his duty to Registrant unless and to the extent the court in which such action or suits was brought determines upon application that despite the adjudication of liability, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification. Such indemnification is not deemed exclusive of any other rights to which those indemnified may be entitled under the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors, or otherwise.

       (b) The Articles of Incorporation and Bylaws of Registrant generally require indemnification of officers and directors to the fullest extent allowed by law.


  Item 16.  Exhibits.

  The following exhibits are filed as part of this Registration Statement or incorporated in it by reference:

  Exhibit
  Number    Description of Exhibit
  ------    --------
  3.1       Restated and Amended Articles of Incorporation, dated January 4, 1991
            (incorporated herein by reference from the exhibits to Amendment
            No. 2 to Registrant's Form S-18 Registration Statement No. 33-37150-D
            filed with the Securities and Exchange Commission on January 18, 1991).

  3.2       Articles of Amendment dated April 5, 1991 to the Restated and Amended
            Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated August 10, 1993 filed with the Securities and Exchange Commission).





                                                        PAGE 21

  3.3       Articles of Amendment dated January 26, 1998 to Articles of Incorporation
            -Preferences, Limitations and Relative Rights of Convertible Stock, Series
            1998-B of Rentech, Inc. (incorporated herein by reference from Exhibit
            No. 3.(I).2 to Registrant's Form 10-KSB filed with the SEC on January 13,
            1999).

  3.4       Articles of Amendment dated December 4, 1998 to Articles of Incorporation
            -Designation, Preferences and Rights of Series 1998-C Participating
            Cumulative Preference Stock of Rentech, Inc. pertaining to its Shareholder
            Rights Plan (incorporated herein by reference from Exhibit No. 3.(I).4 to
            Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 13, 1999).

  3.5       Bylaws dated January 19, 1999 (incorporated herein by reference from Exhibit
            No. EX-3.(ii) to Registrant's Form 10-KSB filed with the Securities and
            Exchange Commission on January 12, 2000).

  4.1       Shareholder Rights Plan dated November 10, 1998 (incorporated herein by reference from the exhibits to Current Report on Form 8-K filed with the
            Securities and Exchange Commission on November 19, 1998).

  4.2       Form of convertible promissory note issued under the 2002 private placement of convertible promissory notes.

  4.3       Form of Stock Purchase Warrant issued under the 2002 private placement of securities.

  4.4       Form of Registration Rights Agreement issue under the 2002 private placement of securities.

  4.5       Form of Nonstatutory Stock Option Agreement.

  5         Opinion of Brega & Winters, P.C.

  23.1      Consent of Independent Certified Public Accountants.

  23.2      Consent of Brega & Winters P.C. (included in Exhibit 5).

  24        General Power of Attorney.


  Item 17.  Undertakings.

  I.     (a)  The undersigned Registrant hereby undertakes:

                   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration
            Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;




                                                        PAGE 22

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of such issue.






                                                        PAGE 23

                                SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 26th day of March, 2002.

                              RENTECH, INC.

                               (signature)
                         By:  ---------------------------------
                              Dennis L. Yakobson, President

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

  Signature                  Title                        Date
  ---------                  -----                        ----


  (signature)
  ----------------------     President, Chief Executive   March 26, 2002
  Dennis L. Yakobson         Officer and Director


  (signature)
  ----------------------     Vice President, Chief        March 26, 2002
  Ronald C. Butz             Operating Officer,
                             Secretary and Director


  (signature)
  ----------------------     Director                     March 26, 2002
  John P. Diesel


  (signature)
  ----------------------     Vice President - Finance,    March 26, 2002
  James P. Samuels           Chief Financial Officer


  (signature)
  ----------------------     Director                     March 26, 2002
  John J. Ball


  (signature)
  ----------------------     Director                     March 26, 2002
  Douglas L. Sheeran


  (signature)
  ----------------------     Director                     March 26, 2002
  Erich W. Tiepel






  `
                                                      PAGE 24
                           EXHIBIT INDEX

  Exhibit
  Number     Document

  EX-3.1     Restated and Amended Articles of Incorporation, dated
             January 4, 1991 (incorporated herein by reference from the exhibits to
             Amendment No. 2 to Registrant's Form S-18 Registration Statement
             No. 33-37150-D filed with the Securities and Exchange Commission on
             January 18, 1991).

  EX-3.2     Articles of Amendment dated April 5, 1991 to the Restated and Amended
             Articles of Incorporation (incorporated herein by reference from the exhibits to Registrant's Current Report on Form 8-K dated August 10,
             1993 filed with the Securities and Exchange Commission).

  EX-3.3     Articles of Amendment dated January 26, 1998 to Articles of
             Incorporation-Preferences, Limitations and Relative Rights of Convertible
             Stock, Series 1998-B of Rentech, Inc. (incorporated herein by reference from Exhibit No. 3.(I).2 to Registrant's Form 10-KSB filed with the SEC on January 13, 1999).

  EX-3.4     Articles of Amendment dated December 4, 1998 to Articles of Incorporation
             -Designation, Preferences and Rights of Series 1998-C Participating
             Cumulative Preference Stock of Rentech, Inc. pertaining to its Shareholder
             Rights Plan (incorporated herein by reference from Exhibit No. 3.(I).4 to
             Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 13, 1999).

  EX-3.5     Bylaws dated January 19, 1999 (incorporated herein by reference from
             Exhibit No. EX-3.(ii) to Registrant's Form 10-KSB filed with the Securities and Exchange Commission on January 12, 2000).

  EX-4.1     Shareholder Rights Plan dated November 10, 1998 (incorporated herein by reference from the exhibits to Current Report on Form 8-K filed with the
             Securities and Exchange Commission on November 19, 1998).

  EX-4.2 Form of Convertible Promissory Note issued under the 2002 private placement of convertible promissory notes.

  EX-4.3 Form of Warrant issued under the 2002 private placement of securities.

  EX-4.4     Form of Registration Rights Agreement.

  EX-4.5     Form of Nonstatutory Stock Option Agreement.

  EX-5       Opinion of Brega & Winters, P.C.

  EX-23.1    Consent of Independent Certified Public Accountants.

  EX-23.2    Consent of Brega & Winters P.C. (included in Exhibit 5).

  EX-24      General Power of Attorney.
